Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NIQ Global Intelligence plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	NIQ Global Intelligence plc 2025 Equity Incentive Plan – Ordinary Shares, nominal value $0.00001 per share	Other -457(c) and 457(h)	33,659,666 (3)	$21.00	$706,852,986.00	0.00015310	$108,219.20

Total Offering Amounts					$706,852,986.00		$108,219.20

Total Fee Offsets

Net Fee Due							$108,219.20

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the registrant’s ordinary shares, nominal value $0.00001 per share (“Ordinary Shares”) that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the registrant’s Ordinary Shares ($21.00 per share).

(3)

Represents Ordinary Shares reserved for issuance under the NIQ Global Intelligence plc 2025 Equity Incentive Plan (the “2025 Plan”) (inclusive of (i) 633,624 shares which may be issued upon settlement of restricted share units granted prior to the date hereof and subject to the 2025 Plan and (ii) 1,535,670 shares which may be issued upon settlement of phantom awards granted prior to the date hereof and subject to the 2025 Plan).